Exhibit 4.1
                        AMENDMENT NO. 4 TO NOTE AGREEMENT


         AMENDMENT NO. 4 dated as of May 10, 1999 to Note Agreements dated as of February 15, 1994 and June 29, 1995 between Stanley Furniture Company, Inc. (the "Company") and THE PRUDENTIAL INSURANCE COMPANY OF AMERICA ("Prudential") (as amended, the "Note Agreements"). Capitalized terms used herein without definition have the meanings ascribed to such terms in the Agreements.

                              W I T N E S S E T H:


         WHEREAS, Prudential and the Company have executed and delivered the Note Agreements and Prudential holds the Notes issued thereunder,

         WHEREAS, the Company wishes to amend certain terms of the Note Agreements,

         WHEREAS, Prudential is willing to amend such terms of the Note Agreements, all on the terms and conditions set forth below.

         NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.       Amendment.

         The  definition  of  "Cumulative   Amounts   Available  For  Restricted
Payments," contained in Paragraph 10B of the Note Agreements is hereby amended and restated in its entirety as follows:

              "'Cumulative Amounts Available For Restricted Payments' shall mean for the period (taken as one accounting period) beginning on January 1, 1999, and ending as of the last day of the most recently completed fiscal quarter before any proposed Restricted Payment:

(1)      $25,000,000; plus

              (2) 50%  of  the   Consolidated  Net  Earnings  or  100%  of  the
                  Consolidated Net Loss, as the case may be, during such period; plus

              (3) the total net cash  proceeds  received by the Company from the sale of its stock during such period; less

              (4) the aggregate  amount of all  Restricted  Payments made during such period."

2.       Miscellaneous.

(a) This Amendment shall be effective as of the date above written upon the delivery to Prudential of a copy hereof duly executed by the Company and Prudential. Except as set forth herein, this amendment shall not constitute a waiver or amendment of any provision of the Note Agreements and the Note Agreements are and shall continue to be in full force and effect.

(b) This Amendment may be executed in any number of counterparts, each of which counterparts shall be an original and all of which taken together shall constitute one and the same Amendment.

(c) On and after the date of this Amendment, each reference in the Note Agreements and the Notes to the Note Agreements shall mean and be a reference to the Note Agreements as amended by this Amendment.

         IN  WITNESS  WHEREOF,   the  parties  hereto  have  caused  their  duly
authorized officers to set their hands as of the day and year first above written.

                                            STANLEY FURNITURE COMPANY, INC.


                                            By:  /s/ Douglas I. Payne
                                                 ________________________
                                                 Name:  Douglas I. Payne
                                                 Title: Senior Vice President,
                                                        Finance & Administration

                                            THE PRUDENTIAL INSURANCE COMPANY
                                            OF AMERICA


                                            By:  /s/ Robert R. Derrick
                                                 ________________________
                                                 Name:  Robert R. Derrick
                                                 Title: Vice President